Exhibit 4.2

AMENDMENT #1

THIS AMENDMENT #1 (the “Amendment”) to the Note (as defined below) is entered into as of July 29, 2026, and made effective as of July 24, 2026 (the “Effective Date”), by and between Republic Power Group Limited, a British Virgin Islands company (the “Company”), and Dune Equity Holdings LLC, a Delaware limited liability company (the “Holder”) (collectively the “Parties”).

BACKGROUND

A. The Company and Holder are the parties to that certain promissory note in the original principal amount of up to $570,000.00 (the “Note”).

B. The Parties desire to amend the Note as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Notwithstanding anything to the contrary in the Note, the Parties confirm and agree that the Issue Date (as defined in the Note) of the Note shall be deemed to be the Effective Date. Accordingly, all references in the Note to the Issue Date shall mean July 24, 2026.

2. Section 4.6 of the Note shall apply to this Amendment.

3. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Note. Except as specifically modified hereby, all of the provisions of the Note, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of July 29, 2026.

REPUBLIC POWER GROUP LIMITED

By:	/s/ Ziyang Long
Name:	Ziyang Long
Title:	Chief Executive Officer

DUNE EQUITY HOLDINGS LLC

By:	/s/ Aaron Grenblott
Name:	Aaron Greenblott
Title:	Managing Member